Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-198735

Senior Guaranteed Securities

(Liquidation amount $1,000 per senior guaranteed security)

of

Murray Street Investment Trust I

Vesey Street Investment Trust I

fully and unconditionally guaranteed by

The Goldman Sachs Group, Inc.

The senior guaranteed securities were issued on March 9, 2012 by Murray Street Investment Trust I (“Murray Trust”) and on July 20, 2012 by Vesey Street Investment Trust I (“Vesey Trust”, and together with Murray Trust, the “Trusts”), each a Delaware statutory trust. Distributions on the senior guaranteed securities will accrue:

•	in the case of Murray Trust, at a rate of 4.647% per annum of the liquidation amount of the senior guaranteed securities and shall be payable semi-annually in arrears on each June 1 and December 1; and

•	in the case of Vesey Trust, at a rate of 4.404% per annum of the liquidation amount of the senior guaranteed securities and shall be payable semi-annually in arrears on each March 1 and September 1.

The senior guaranteed securities will be mandatorily redeemable on March 9, 2017 in the case of Murray Trust and September 1, 2016 in the case of Vesey Trust at their liquidation amount plus accrued and unpaid distributions to the date of redemption.

The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a senior basis, the payment of distributions on and the redemption price of the senior guaranteed securities when due. The sole assets of the Trusts are: (i) in the case of Murray Trust, $1,575,009,000 principal amount of Series MS-1 Remarketed 4.647% Junior Subordinated Notes due March 9, 2017 of The Goldman Sachs Group, Inc.; and (ii) in the case of Vesey Trust, $500,010,000 principal amount of Series VS-1 Remarketed 4.404% Junior Subordinated Notes due September 1, 2016 of The Goldman Sachs Group, Inc.

Under certain circumstances, the senior guaranteed securities may be redeemed for an amount equal to the greater of 100% of the liquidation amount thereof and the applicable make-whole amount, plus accrued and unpaid distributions to the date of redemption. See “Description of the Trusts, the Senior Guaranteed Securities, the Guarantee and the Notes — The Senior Guaranteed Securities — Optional Redemption.”

The senior guaranteed securities of Murray Trust and Vesey Trust are listed on the New York Stock Exchange under the symbol “GS/MI 17” and “GS/VI 16”, respectively.

Your investment in the senior guaranteed securities involves risks. You should read “Risk Factors Specific to Your Senior Guaranteed Securities” on page 8 and the description of investment risks relating to an investment in the securities of The Goldman Sachs Group, Inc. described under “Risk Factors” in Part I, Item IA or our Annual Report on Form 10-K for our most recent fiscal year ended December 31, which is incorporated by reference in this prospectus, before buying the senior guaranteed securities, so that you may better understand those risks.

Goldman, Sachs & Co. or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus in a market-making transaction in the senior guaranteed securities after their initial sale. Unless you are otherwise informed in the confirmation of sale, this prospectus is being used in a market-making transaction.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

Prospectus dated September 15, 2014.

AVAILABLE INFORMATION

The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of The Goldman Sachs Group, Inc., please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to any of the SEC filings referenced in the list below. Any information referred to in this way in this prospectus is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The Goldman Sachs Group, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-14965);

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (File No. 001-14965);

(3)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (File No. 001-14965);

(4)	Current Reports on Form 8-K, dated and filed on January 16, 2014, dated and filed on January 31, 2014, dated and filed on February 12, 2014, dated February 27, 2014 and filed on March 3, 2014 (Item 5.02 only), dated and filed on March 3, 2014, dated and filed on March 26, 2014, dated and filed on April 17, 2014, dated April 24, 2014 and filed on April 28, 2014, dated May 16, 2014 and filed on May 19, 2014, dated and filed on May 29, 2014, dated and filed on June 4, 2014, dated and filed on July 8, 2014, dated and filed on July 15, 2014, dated July 23, 2014 and filed on July 25, 2014 (Item 5.02 and Item 8.01 only) and dated August 22, 2014 and filed on August 25, 2014 (File No. 001-14965);

(5)	All documents filed by The Goldman Sachs Group, Inc. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the offering of securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 200 West Street, New York, New York 10282, telephone (212) 902-0300.

No separate financial statements of any Trust are included in this prospectus. The Goldman Sachs Group, Inc. and the Trusts do not consider that such financial statements would be material to holders of the senior guaranteed securities because each Trust is a special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the corresponding notes of The Goldman Sachs Group, Inc. and issuing the senior guaranteed securities. Furthermore, pursuant to the guarantee, The Goldman Sachs Group, Inc. will fully, irrevocably and unconditionally guarantee the payments of distributions and other amounts due on the senior guaranteed securities of the Trusts. In addition, The Goldman Sachs Group, Inc. does not expect either of the Trusts to file reports under the Exchange Act with the SEC.

SUMMARY INFORMATION

This summary highlights information contained elsewhere, or incorporated by reference in, this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the senior guaranteed securities. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Available Information.”

In this prospectus, references to “The Goldman Sachs Group, Inc.,” “we,” “our” and “us” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. References to “Goldman Sachs” refer to The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates. We refer to the Senior Guaranteed Trust Securities as the “senior guaranteed securities.”

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world. Our headquarters are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000. The Goldman Sachs Group, Inc. is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Our U.S. depository institution subsidiary, Goldman Sachs Bank USA, is a New York State-chartered bank.

The Trusts

Each of Murray Street Investment Trust I and Vesey Street Investment Trust I (each, a “Trust”) is a statutory trust formed under Delaware law pursuant to a declaration of trust signed by us, as sponsor of the Trust, the Delaware trustee and the administrative trustees and the filing of a certificate of trust with the Delaware Secretary of State on February 10, 2012. The declarations of trust of Murray Trust and Vesey Trust were amended and restated on March 9, 2012 and July 20, 2012, respectively, each before the issuance of the senior guaranteed securities. Each Trust exists for the exclusive purpose of issuing senior guaranteed securities to investors, investing the aggregate proceeds in an equivalent amount of a series of junior subordinated notes of The Goldman Sachs Group, Inc. (the “notes”) and engaging in only those activities necessary or incidental thereto. The series of notes purchased by each Trust is its sole assets.

The business and affairs of each Trust are conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees for each Trust are The Bank of New York Mellon, as the “property trustee,” BNY Mellon Trust of Delaware, as the “Delaware trustee,” and three individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us.

The principal executive office of each Trust is c/o The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, and each Trust’s telephone number is (212) 902-1000.

The Senior Guaranteed Securities

Each senior guaranteed security represents an undivided beneficial interest in the assets of the relevant Trust. Each Trust used the proceeds from the sale of its senior guaranteed securities to purchase a series of junior subordinated notes from Goldman Sachs Capital II, a Delaware statutory trust, or Goldman Sachs Capital III, a Delaware statutory. Each Trust will apply the interest and redemption payments it receives from The Goldman Sachs Group, Inc. on or with respect to the series of notes it holds to make the periodic distributions and redemption payments it is required to make on its senior guaranteed securities. In addition, The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a senior basis, the payment of distributions on and the redemption price of the senior guaranteed securities when due. The liquidation amount per senior guaranteed security will be $1,000.

Each Trust will dissolve upon the earliest of (i) the redemption of all of its senior guaranteed securities, (ii) the entry of an order for its dissolution by a court of competent jurisdiction and (iii) one year after the stated maturity date of the series of notes purchased by such Trust. If a Trust is dissolved for a reason other than the redemption of all of its senior guaranteed securities, holders of its senior guaranteed securities will be entitled to receive an amount equal to the liquidation amount per senior guaranteed security plus accumulated and unpaid distributions thereon to the date of payment. Pursuant to the applicable guarantee, The Goldman Sachs Group, Inc. will fully and unconditionally guarantee the payment of such amount on a senior basis.

Holders of the senior guaranteed securities have only limited voting rights and, except upon the occurrence of certain events described in this prospectus, are not entitled to vote.

Guarantees

Pursuant to the guarantee agreement for each Trust (each, a “guarantee”) executed by us for the benefit of the holders of the senior guaranteed securities of such Trust, The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a senior basis, the payment of (i) any accumulated and unpaid distributions on the senior guaranteed securities of such Trust, (ii) the redemption price required to be paid on such senior guaranteed securities and (iii) upon termination, winding-up or liquidation of such Trust, the liquidation amount of its senior guaranteed securities plus accumulated and unpaid distributions on the senior guaranteed securities to the date of payment. See “Description of the Guarantees” below for further details.

Junior Subordinated Notes

The series of notes purchased by each Trust has interest rate, distribution, and redemption terms that correspond to the terms of its senior guaranteed securities. The senior guaranteed securities will be mandatorily redeemable on March 9, 2017 in the case of Murray Trust and September 1, 2016 in the case of Vesey Trust. The series of notes purchased by each Trust is that Trust’s sole asset.

We have the right to defer the payment of interest on the notes, at any time or from time to time, for up to seven years, but not beyond the stated maturity date of the notes. If a Trust were unable to make a scheduled distribution to the holders of its senior guaranteed securities because we deferred payment of interest on the notes held by the Trust, The Goldman Sachs Group, Inc.’s senior guarantee would obligate it to make the distribution to the holders.

The notes are subordinate and junior in right of payment, to the extent and in the manner stated in the indenture, to all of our senior debt, as defined in the indenture. See “Description of the Junior Subordinated Notes — Subordination” below.

Book-Entry Issuance Only

The senior guaranteed securities are issued only in book-entry form — i.e., as global securities registered in the name of The Depository Trust Company (“DTC”), New York, New York, or its

nominee. Any sale of the senior guaranteed securities will settle in immediately available funds through DTC. You will not be permitted to withdraw the senior guaranteed securities from DTC except in the limited situations described under “Legal Ownership and Book-Entry Issuance — What is a Global Security? — Special Situations When a Global Security Will Be Terminated.”

Investors may hold interests in a global security through organizations that participate, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. See “Legal Ownership and Book-Entry Issuance” below for additional information about indirect ownership of interests in the senior guaranteed securities.

When we refer to “you” in this prospectus, we mean those who purchase the senior guaranteed securities in a market-making transaction by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you hold a direct or indirect interest.

Use of Proceeds

Neither we nor the Trusts will receive any proceeds from market-making transactions.

CUSIP numbers. The CUSIP number of the senior guaranteed securities of the Vesey Trust is 92536AA8 and of the Murray Trust is 62718QAA3.

RISK FACTORS OF THE SENIOR GUARANTEED SECURITIES

An investment in the senior guaranteed securities involves a number of risks. You should carefully review the following risk factors and the other information contained in this prospectus and in the documents incorporated by reference in this prospectus, including the description of investment risks relating to an investment in the securities of The Goldman Sachs Group, Inc. described under “Risk Factors” in Part I, Item IA or our Annual Report on Form 10-K for our most recent the fiscal year ended December 31, before deciding whether this investment is suitable for you.

The Guarantee and the Notes Will Be Effectively Subordinated

to the Obligations of Our Subsidiaries

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, our ability to make payments on the notes and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Many of our subsidiaries, including our broker-dealer, bank and insurance subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Restrictions or regulatory action of that kind could impede access to funds that we need to make payments on our obligations, including our obligations under the notes and the guarantee. Furthermore, we have guaranteed the payment obligations of Goldman, Sachs & Co., Goldman Sachs Bank USA and Goldman Sachs Bank (Europe) PLC, our regulated Irish bank, subject to certain exceptions, and have pledged significant assets to Goldman Sachs Bank USA to support our obligations to it. These guarantees may require us to provide substantial funds or assets to our subsidiaries or their creditors and counterparties at a time when we are in need of liquidity to fund our own obligations. In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the guarantee and the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. You should look only to the assets of The Goldman Sachs Group, Inc. as the source of payment for the guarantee and the notes.

Holders Should Not Expect Us to Redeem the Senior Guaranteed Securities on Any Particular Date Before the Mandatory Redemption Date

By their terms, the senior guaranteed securities may be redeemed by us at our option, (i) in the case of Murray Trust, prior to June 1, 2016, in whole but not in part, upon the occurrence of an investment company event or tax event, and on or after June 1, 2016, in whole or in part at any time and (ii) in the case of Vesey Trust, prior to September 1, 2016, in whole but not in part, upon the occurrence of an investment company event or tax event, as described in “Description of the Trusts, the Senior Guaranteed Securities, the Guarantees and the Notes — The Senior Guaranteed Securities — Optional Redemption”. Any decision we may make at any time to propose a redemption of senior guaranteed securities will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem senior guaranteed securities is subject to an important limitation as described below. Accordingly, investors should not expect us to redeem the senior guaranteed securities on any particular date before the mandatory redemption date.

We may not redeem the senior guaranteed securities without having received the prior approval of the Federal Reserve Board under the current capital guidelines applicable to us. We cannot assure you that the Federal Reserve Board will approve any redemption of the senior guaranteed securities that we may propose. We understand that the factors the Federal Reserve Board will consider in evaluating a proposed redemption by a bank holding company include, among other things, the capital plans and stress tests submitted by the bank holding company, the bank holding company’s ability to meet and exceed minimum regulatory capital ratios under stressed scenarios, its expected sources and uses of capital over the planning horizon (generally a period of two years) under baseline and stressed scenarios, and any potential impact of changes to its business plan and activities on its capital adequacy and liquidity, although the Federal Reserve Board may change these factors at any time. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the senior guaranteed securities or the notes and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain approval from the Federal Reserve Board.

Each Trust Will Redeem Its Senior Guaranteed Securities If and to the Extent We Redeem the Notes Held by Such Trust

If we redeem the notes held by a Trust, that Trust will be required to redeem a like amount of its senior guaranteed securities. For further information on redemption, including the circumstances under which we may redeem the notes, see “Description of the Trusts, the Senior Guaranteed Securities, the Guarantees and the Notes — The Senior Guaranteed Securities — Optional Redemption”.

Listing of the Senior Guaranteed Securities, If Any, Does Not Guarantee Their

Liquidity or Full Value

Although the senior guaranteed securities are listed on the NYSE, we cannot assure you that any person will engage in market-making activities and therefore cannot assure the liquidity of the trading market for the senior guaranteed securities.

Investors Do Not Control the Administration of the Trusts

and Have Limited Voting Rights

We are the sponsor of the Trusts. As sponsor, we have the right to control nearly all aspects of the administration, operation or management of each Trust, including selection and removal of the administrative trustees. The senior guaranteed securities, on the other hand, generally have no voting rights. You will be able to vote only on matters relating to the modification of the terms of the senior guaranteed securities or the junior subordinated notes, the acceleration of payments and other matters described in this prospectus.

Increased Regulatory Oversight and Changes in the Method Pursuant to Which the LIBOR Rates

Are Determined May Adversely Affect the Value of Floating Rate Senior Guaranteed Securities

Beginning in 2008, concerns were raised that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations were instigated by regulators and governmental authorities in various jurisdictions. If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been.

In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the “Wheatley Review”). The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting. Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In addition, in response to the Wheatley Review recommendations, ICE Benchmark Administration Limited (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014.

It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR-based securities. In addition, any changes announced by the FCA, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur and to the extent that the value of the senior guaranteed securities is affected by reported LIBOR rates, the value of the securities may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of the floating rate senior guaranteed securities.

THE TRUSTS

Each of Murray Street Investment Trust I and Vesey Street Investment Trust I is a statutory trust formed under Delaware law pursuant to a declaration of trust signed by us, as sponsor of the Trust, the Delaware trustee, and an administrative trustee and the filing of the certificate of trust with the Delaware Secretary of State on February 10, 2012. The declarations of trust of Murray Trust and Vesey Trust were amended and restated on March 9, 2012 and July 20, 2012, respectively, each before the issuance of the senior guaranteed securities. The amended and restated trust declarations were qualified as indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each Trust exists for the exclusive purpose of issuing senior guaranteed securities to investors, investing the aggregate proceeds in an equivalent amount of notes and engaging in only those activities necessary or incidental thereto. The applicable series of notes are the sole assets of the relevant Trust.

Each Trust will use the payments it receives on the notes it holds to make any cash payments due to holders of its senior guaranteed securities. Pursuant to the guarantees, The Goldman Sachs Group, Inc. will fully and unconditionally guarantee the cash payments due to holders of the senior guaranteed securities on a senior basis. We will reimburse each Trust for the full amount of any costs, expenses or liabilities imposed on it by the United States or any other taxing authority as well as any costs, expenses or liabilities it is required by law to incur in connection with its dissolution. Under certain circumstances, we may redeem the notes held by a Trust. If this happens, the Trust will redeem a like amount of the senior guaranteed securities that it sold to the public.

Pursuant to each Trust’s amended and restated trust declaration:

•	each Trust will have a term one year longer than the stated maturity of the notes it holds, but may terminate earlier as provided in its amended and restated trust declaration;

•	each Trust’s business and affairs will be conducted by its trustees;

•	the trustees will be appointed by us, as sponsor of each Trust;

•	the trustees for each Trust will be The Bank of New York Mellon, as “property trustee,” and BNY Mellon Trust of Delaware, as “Delaware trustee,” and three individual administrative trustees who are employees or officers of The Goldman Sachs Group, Inc. or its affiliates. These trustees are also referred to as the “issuer trustees.” The Bank of New York Mellon, as property trustee, will act as sole indenture trustee under each amended and restated trust declaration for purposes of compliance with the Trust Indenture Act. The Bank of New York Mellon will also act as a trustee under each guarantee and acts as trustee under the indenture governing the corresponding notes;

•	if an event of default under the amended and restated trust declaration for a Trust resulting from an event of default under the indenture with respect to the notes held by that Trust is continuing, the holders of a majority in liquidation amount of the senior guaranteed securities of that Trust will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for that Trust;

•	under all circumstances, only the sponsor of a Trust has the right to vote to appoint, remove or replace the administrative trustees of such Trust;

•	the duties and obligations of each issuer trustee of a Trust are governed by its amended and restated trust declaration; and

•	we will pay all fees and expenses related to each Trust and any offering of its senior guaranteed securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Trust.

The principal executive office of each Trust is 200 West Street, New York, NY 10282, and their telephone number is (212) 902-1000.

DESCRIPTION OF THE TRUSTS, THE SENIOR GUARANTEED SECURITIES,

THE GUARANTEES AND THE NOTES

In this section, references to “holders” mean those who own senior guaranteed securities of a Trust registered in their own names, on the books that such Trust or its property trustee maintains for this purpose, and not those who own beneficial interests in senior guaranteed securities registered in street name or in senior guaranteed securities issued in book-entry form through one or more depositaries. Owners of beneficial interest in senior guaranteed securities should read the section entitled “Legal Ownership and Book-Entry Issuance.”

The Senior Guaranteed Securities

The senior guaranteed securities of each Trust will be issued pursuant to its amended and restated trust declaration. Each amended and restated trust declaration will be qualified as an indenture under the Trust Indenture Act. The terms of the senior guaranteed securities of each Trust will include those in its amended and restated trust declaration and those made part of its amended and restated trust declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the senior guaranteed securities is not intended to be complete. You should read the following description together with the amended and restated trust declaration to help you understand the terms of the senior guaranteed securities. A form of amended and restated trust declaration has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The amended and restated trust declaration of each Trust authorized its administrative trustees to issue its senior guaranteed securities.

Each senior guaranteed security represents an undivided beneficial interest in the assets of the relevant Trust. Murray Trust and Vesey Trust used the proceeds from the sale of the senior guaranteed securities to purchase the notes from Goldman Sachs Capital II and Goldman Sachs Capital III, respectively, each a Delaware statutory trust. Legal title to the series of notes purchased by each Trust will be held and administered by its property trustee in trust for the benefit of the holders of the senior guaranteed securities of the Trust. The amended and restated trust declarations do not permit the Trusts to issue any securities other than their senior guaranteed securities or to incur any debt. Each Trust applies the interest and any redemption payments it receives on or with respect to the notes from The Goldman Sachs Group, Inc. to make the periodic distributions and redemption payments it is required to make on the senior guaranteed securities. Each of the guarantees executed by us for the benefit of the holders of the senior guaranteed securities of a Trust will be a full and irrevocable guarantee of the Trust’s obligations under its senior guaranteed securities, including payment of distributions or amounts payable on redemption or liquidation of its senior guaranteed securities, for the benefit of the Trust and the holders from time to time of its senior guaranteed securities. See “Description of the Guarantees” below. The liquidation amount per senior guaranteed security is $1,000.

During the second quarter of 2014, we exchanged $175 million of the senior guaranteed securities of the Murray Trust held by us for $175 million of the notes held by the Murray Trust. As a result of this exchange, these senior guaranteed securities and notes were extinguished.

Distributions

Distributions on the senior guaranteed securities accrue:

•	in the case of Murray Trust, at a rate of 4.647 % per annum of the liquidation amount of the senior guaranteed securities and shall be payable semi-annually in arrears on each June 1 and December 1; and

•	in the case of Vesey Trust, at a rate of 4.404% per annum of the liquidation amount of the senior guaranteed securities and shall be payable semi-annually in arrears on each March 1 and September 1.

Each Trust will compute the amount of distributions payable for any period on the basis of a 360-day year consisting of twelve 30-day months. Any distributions not paid on the scheduled distribution date shall accumulate at the then applicable distribution rate to the extent permitted by law.

If distributions are payable on a date that is not a business day, then the relevant Trust will pay the distributions payable on that date on the next succeeding day that is a business day (and without making any additional distributions or other payments because of the delay) with the same force and effect as if made on the original distribution date. Each date on which distributions are payable in accordance with the previous sentence is referred to as a “distribution date.” A “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

The term “distributions” includes any semi-annual payments made on the senior guaranteed securities and any payments that accumulate on distributions not paid on the applicable distribution date.

Distributions on the senior guaranteed securities of each Trust will be payable to holders named on its securities register at the close of business on the relevant record date. As long as the senior guaranteed securities of a Trust are represented by a global security (i.e., in book-entry form), the record date for the payment of distributions will be one business day before the relevant distribution date. Subject to any applicable laws and regulations and the provisions of the Trust’s amended and restated trust declaration, each such payment will be made as described under the heading “Legal Ownership and Book-Entry Issuance.” If the senior guaranteed securities of a Trust are ever issued in certificated (i.e., non-book entry) form, the record dates for such senior guaranteed securities will be the fifteenth calendar day prior to the relevant distribution date (whether or not a business day).

As long as the senior guaranteed securities of a Trust are represented by a global security, DTC, the depositary for such senior guaranteed securities (or its nominee), will be the sole holder of the senior guaranteed securities and all payments on the senior guaranteed securities will be made in immediately available funds to DTC in accordance with its applicable policies as described under “Legal Ownership and Book-Entry Issuance” below. Once a payment is made to DTC, neither we, the applicable Trust nor any trustee will have any further responsibility for the payment or whether or how it is passed on to investors in the senior guaranteed securities, and you will have to look solely to DTC and its direct and indirect participants through which you hold your interest in senior guaranteed securities for receipt of payment. If the senior guaranteed securities of a Trust are ever issued in certificated form, payment of distributions on such senior guaranteed securities will be made by check mailed on or before the due date to the holders of senior guaranteed securities on the relevant record date.

Mandatory Redemption

The senior guaranteed securities shall be mandatorily redeemable on March 9, 2017 in the case of Murray Trust, and on September 1, 2016 in the case of Vesey Trust, at their liquidation amount plus accrued and unpaid distributions to the date of redemption.

Optional Redemption

The senior guaranteed securities must be redeemed upon the redemption of the notes. Prior to June 1, 2016 in the case of Murray Trust, and September 1, 2016 in the case of Vesey Trust, the notes, and thus the senior guaranteed securities, may be redeemed, in whole but not in part, upon the occurrence of an investment company event or tax event, as described below with respect to the notes. On or after June 1, 2016 in the case of Murray Trust, the notes, and thus the senior guaranteed securities, may be redeemed, in whole or in part at any time.

If we repay or redeem the notes at any time, each Trust will be obligated to redeem a like amount of senior guaranteed securities. For these purposes, “like amount” means senior guaranteed securities having a liquidation amount equal to the principal amount of notes to be contemporaneously redeemed in accordance with the indenture, the proceeds of which will be used to pay the redemption price of the senior guaranteed securities. “Liquidation amount” means the stated amount per senior guaranteed security of $1,000.

The redemption price for the senior guaranteed securities will be an amount equal to the greater of 100% of the liquidation amount of the senior guaranteed securities being redeemed and the make-whole amount applicable to the notes being contemporaneously redeemed in accordance with the indenture, plus accrued and unpaid distributions to the date of redemption.

The make-whole amount will be equal to the sum of the present values of scheduled payments of principal and interest (not including any portion of such payments of interest accrued as of the date of redemption) from the redemption date to March 9, 2017 in the case of Murray Trust, and September 1, 2016 in the case of Vesey Trust, on the notes being redeemed, discounted to the redemption date on a semi-annual basis at a discount rate equal to the treasury rate (as described below) plus a spread of 50 basis points.

If a tax event or investment company event has occurred and is continuing in respect of the notes and we do not elect to redeem the notes and thereby cause a mandatory redemption of the senior guaranteed securities, the senior guaranteed securities will remain outstanding.

For purposes of determining the make-whole amount, the “treasury rate” means the semi-annual equivalent yield to maturity of the “U.S. treasury security” that corresponds to the “treasury price” (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date).

“Treasury price” means the bid-side price for the U.S. treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the U.S. treasury security prevailing at 3:30 P.M., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the U.S. treasury security at or around 3:30 P.M., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as the treasury dealer considers to be appropriate under the circumstances.

“Treasury dealer” means Goldman, Sachs & Co. (or its successor) or, if Goldman, Sachs & Co. (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

“U.S. treasury security” means the United States Treasury security that the treasury dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the notes being redeemed in a tender offer based on a spread to United States Treasury yields.

The redemption of the senior guaranteed securities will occur on the redemption date, which means the date on which payment of the principal of the notes becomes due under the indenture. If the property trustee of a Trust gives a notice of redemption in respect of any of its senior guaranteed securities, then, while such senior guaranteed securities are in book-entry form, by 12:00 noon, New York City time, on the redemption date, the property trustee will deposit irrevocably with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust’s senior guaranteed securities. See “Legal Ownership and Book-Entry Issuance.” If the senior guaranteed securities of a Trust are no longer in book-entry form, its property trustee will irrevocably deposit with the paying agent for the senior guaranteed securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust’s senior guaranteed securities. Notwithstanding the above, distributions payable on or prior to the redemption date for any senior guaranteed securities called for redemption will be payable to the holders of the senior guaranteed securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the Trust’s senior guaranteed securities so called for redemption will cease, except the right of the holders of the Trust’s senior guaranteed securities to receive the redemption price and any distribution payable in respect of the Trust’s senior guaranteed securities on or prior to the redemption date, but without interest on the redemption price, and the senior guaranteed securities will cease to be outstanding. In the event that any date fixed for redemption of senior guaranteed securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, payment of the redemption price will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of senior guaranteed securities called for redemption is improperly withheld or refused and not paid either by the applicable Trust or by us pursuant to the guarantees as described below under “Description of the Guarantees,” distributions on the senior guaranteed securities will continue to accumulate at the then-applicable rate from the redemption date originally established by the Trust to the date the redemption price is actually paid, in which case the date the redemption price is actually paid will be the date fixed for redemption for purposes of calculating the redemption price.

If less than all of the senior guaranteed securities issued by any Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of its senior guaranteed securities to be redeemed will be allocated pro rata to the senior guaranteed securities. The particular senior guaranteed securities to be redeemed will be selected on a pro rata basis not more than 60 days prior to the applicable redemption date by the property trustee from the outstanding senior guaranteed securities of such Trust not previously called for redemption, by a customary method that the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of the liquidation amount of senior guaranteed securities of a denomination larger than $1,000. The property trustee will promptly notify the securities registrar in writing of the senior guaranteed securities selected for redemption and, in the case of any senior guaranteed securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the amended and restated trust declarations, unless the context otherwise requires, all provisions relating to the redemption of senior guaranteed securities will relate, in the case of any senior guaranteed securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of senior guaranteed securities which has been or is to be redeemed.

If a Trust is to redeem any of its senior guaranteed securities, its property trustee will give to the holders written notice, not less than 30 nor more than 60 days before the applicable redemption date, of, among other things: the redemption date; the redemption price (or, if the redemption price cannot be calculated prior to the time the notice is required to be sent, an estimate of the redemption price, in which case the actual redemption price will be calculated on the third business day prior to the redemption date); if less than all the Trust’s outstanding senior guaranteed securities are to be redeemed, the identification and the total liquidation amount of the particular senior guaranteed securities to be redeemed.

In compliance with applicable law, we or our affiliates may, at any time, repurchase outstanding senior guaranteed securities by tender, in the open market, by private agreement or otherwise.

Events of Defaults; Rights and Remedies

When we refer to a “trust event of default,” we mean an event of default under the amended and restated trust declaration of any Trust with respect to its senior guaranteed securities. A trust event of default is any of the following:

•	any indenture event of default, as defined below, with respect to the notes held by such Trust;

•	default for 30 days by such Trust in the payment of any distribution on the senior guaranteed securities;

•	default by such Trust in the payment of the redemption price of its senior guaranteed securities when it becomes due and payable;

•	failure, in any material respect, by the issuer trustees of such Trust to perform any other covenant or warranty in the amended and restated trust declaration for 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding senior guaranteed securities of such Trust give written notice of the default to us and the issuer trustees; or

•	bankruptcy, insolvency or reorganization of the property trustee of such Trust and the failure by us to appoint a successor property trustee within 90 days.

When we refer to an “indenture event of default,” we mean an event of default under the indenture with respect to the series of notes held by a Trust. An indenture event of default is any of the following:

•	we do not pay the interest on any note in full for a period of 30 days after the conclusion of any extension period, as such term is defined below under “Description of the Junior Subordinated Notes — Interest Rate and Maturity — Option to Defer Interest Payments”;

•	the termination of the applicable Trust without redeeming its senior guaranteed securities; or

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occur.

Within 30 days after the occurrence of any trust event of default actually known to the property trustee of a Trust, such property trustee will transmit notice of the event of default to the holders of the Trust’s senior guaranteed securities, the administrative trustees of such Trust and us, unless the event of default has been cured or waived.

We, as sponsor of each Trust, and the administrative trustees of each Trust are each required to file annually with the property trustee a certificate as to whether or not such party is in compliance with all the conditions and covenants applicable to it under the amended and restated trust declaration.

Remedies for Trust Events of Default

If a trust event of default has occurred and is continuing with respect to a Trust, the property trustee of such Trust will be obligated to enforce that Trust’s amended and restated trust declaration for the benefit of the holders of its senior guaranteed securities, subject to the terms and conditions of that agreement. The property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated trust declaration at the request of any holder of senior guaranteed securities unless it is offered a reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred as a result.

In addition to the remedies discussed above, the property trustee or the holders of at least 25% in aggregate liquidation amount of the senior guaranteed securities then outstanding shall have the right to declare the entire liquidation amount of the senior guaranteed securities to be immediately due and payable (a) upon a default for 30 days by the relevant Trust in the payment of any distribution on the senior guaranteed securities or a default by the relevant Trust in the payment of the redemption price of the senior guaranteed securities when it becomes due and payable, unless in either such case we have made such payment under the guarantee or (b) upon a failure, in any material respect, by the trustees of the relevant Trust to perform any other covenant or warranty in the amended and restated trust declaration for 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding senior guaranteed securities give written notice of the default to us and the trustees of the relevant Trust.

The holders of a majority in liquidation amount of all outstanding senior guaranteed securities may also, on behalf of all such holders, rescind any such declaration by holders of senior guaranteed securities and may waive any such events of default, except a payment default (unless such default has been cured and a sum sufficient to pay all overdue amounts due otherwise than by acceleration has been deposited with the property trustee).

Remedies for Indenture Events of Default

If an indenture event of default has occurred and is continuing, and if that indenture event of default is attributable to our failure to pay the principal of or any interest on the series of notes held by a Trust on the applicable due date (and after a 30-day grace period in the case of overdue interest), then a holder of senior guaranteed securities of such Trust may institute a legal proceeding against us directly to enforce the payment to the extent of the holder’s senior guaranteed securities; provided, however, that:

•	such holder of senior guaranteed securities has previously given written notice to the relevant note trustee of a continuing indenture event of default;

•	the holders of at least 25% in aggregate liquidation amount of the outstanding senior guaranteed securities of such Trust have made written request to the relevant note trustee to institute proceedings in respect of such indenture event of default;

•	such holder or holders of senior guaranteed securities of such Trust have offered to the relevant note trustee a reasonable indemnity against the costs, expenses and liabilities that might be incurred in compliance with such request;

•	the relevant note trustee has failed to institute any such proceeding within 60 days after its receipt of such notice, request and indemnity; and

•	no direction inconsistent with such written request has been given to the relevant note trustee during such 60-day period by the holders of a majority in principal amount of the outstanding senior guaranteed securities of such Trust.

This means that the holder may directly sue for enforcement of payment to such holder of the principal of or premium or interest on the notes having a principal amount equal to the aggregate liquidation amount of the holder’s senior guaranteed securities of the relevant Trust on or after the applicable due date specified in the notes (and after a 30-day grace period in the case of overdue interest) held by that Trust. The holder need not first (1) direct the relevant property trustee to enforce the terms of the notes or (2) sue to enforce the relevant property trustee’s rights under the notes.

In connection with a direct action, we will be subrogated to the rights of the holder of senior guaranteed securities of a Trust under its amended and restated trust declaration to the extent of any payment made by us to that holder in the direct action. This means that we will be entitled to payment of amounts that a holder of senior guaranteed securities receives in respect of an unpaid distribution that resulted in the bringing of a direct action to the extent that the holder receives or has already received full payment relating to the unpaid distribution from us under our guarantee of that Trust’s senior guaranteed securities.

Upon the occurrence of an indenture event of default (other than certain bankruptcy-related events) with respect to the notes held by a Trust, the relevant property trustee, on behalf of the Trust as the holder of the notes, will have the right under the indenture to declare the principal of and interest on that series of notes to be immediately due and payable. If the property trustee does not exercise this right, then the holders of at least 25% in aggregate liquidation amount of the outstanding senior guaranteed securities of that Trust may, by giving notice in writing to us and the relevant note trustee, on behalf of the holders of all senior guaranteed securities of that Trust, exercise this right. The holders of a majority in liquidation amount of all outstanding senior guaranteed securities of that Trust may also, on behalf of all such holders, rescind any such declaration by holders of senior guaranteed securities and may waive certain prior debenture events of default, as and to the extent described in “Description of the Junior Subordinated Notes — Default, Remedies and Waiver of Default — Enforcement of Certain Rights by Holders of Senior Guaranteed Securities” below. Except for the right to bring a direct action, to declare amounts immediately due and payable, to rescind such a declaration and to waive certain past indenture events of default as described above, the holders of senior guaranteed securities will have no right to exercise any remedy or take any other action under the indenture, and only the relevant property trustee or note trustee will be entitled to do so as provided in the indenture.

Liquidation Distribution

Each Trust will dissolve upon the earliest of (i) the redemption of all of the senior guaranteed securities, (ii) the entry of an order for dissolution of the Trust by a court of competent jurisdiction and (iii) March 9, 2018 in the case of Murray Trust or September 1, 2017 in the case of Vesey Trust. Upon the occurrence of a dissolution event of any Trust other than in connection with the redemption of all of its senior guaranteed securities, the holders of its senior guaranteed securities will be entitled to receive out of that Trust’s assets, after satisfaction of liabilities to creditors, if any, distributions in an amount equal to the aggregate of the liquidation amount of $1,000 per senior guaranteed security plus accumulated and unpaid distributions thereon to the payment date. If this distribution can be paid only in part because that Trust has insufficient assets available to pay in full the aggregate distribution, then the amounts payable directly by that Trust on its senior guaranteed securities will be paid on a pro rata basis. However, as described below under “Description of the Guarantees,” The Goldman Sachs Group, Inc. will guarantee payment of the full amount of the liquidating distribution on a senior basis regardless of whether that Trust has sufficient assets available to pay in full.

Voting Rights; Amendment of the Amended and Restated Trust Declarations

Except as provided below and as otherwise required by law and the amended and restated trust declarations, the holders of the senior guaranteed securities will have no voting rights or the right to in any manner control the administration, operation or management of the Trusts.

The amended and restated trust declaration of a Trust may be amended from time to time by us, as sponsor, and the administrative trustees of that Trust, without the consent of the holders of its senior guaranteed securities, its property trustee or its Delaware trustee. Any such amendment, however, may not alter or change, in any material respect, the powers, preferences or special rights of the senior guaranteed securities affected thereby so as to affect them adversely without the consent of holders of at least a majority (based upon liquidation amounts) of the outstanding senior guaranteed securities affected thereby, provided that, without the consent of the holder of each senior guaranteed security affected thereby, the amended and restated trust declaration of a Trust may not be amended to:

•	adversely change the amount or timing of any distribution on or redemption of the senior guaranteed securities of such Trust or otherwise adversely affect the amount of any distribution required to be made in respect of the senior guaranteed securities of such Trust as of a specified date;

•	restrict the right of such holder to institute suit for the enforcement of any such payment on such senior guaranteed security on or after the date when due and payable;

•	permit such Trust to redeem any senior guaranteed security if, absent such amendment, the Trust would not be permitted to do so;

•	amend the provisions of the amended and restated trust declaration governing the expiration and early termination of such Trust;

•	reduce the percentage amount of the outstanding senior guaranteed securities of such Trust required for the relevant property trustee to take the actions described in the following paragraph; or

•	modify the amended and restated trust declaration of such Trust so that any amendment addressed in the foregoing bullet points may be made without the consent of the holder of each senior guaranteed security affected thereby.

So long as a Trust holds notes, the relevant property trustee will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the relevant note trustee, or executing any trust or power conferred on the relevant property trustee with respect to such notes;

•	waive any past default with respect to such notes that may be waived under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all such notes will be due and payable; or

•	consent to any amendment, modification or termination of the indenture or such notes, where this consent is required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding senior guaranteed securities of such Trust; provided, that where a consent under the indenture would require the consent of each holder of notes affected, no such consent will be given by the relevant property trustee without the prior consent of each holder of the senior guaranteed securities of such Trust. The issuer trustees of a Trust will not revoke any action previously authorized or approved by a vote of the holders of its senior guaranteed securities except by subsequent vote of the holders of its senior guaranteed securities. The relevant property trustee will notify each holder of senior guaranteed securities of a Trust of any notice of default with respect to the notes it holds.

In addition to obtaining the foregoing approvals of the holders of a Trust’s senior guaranteed securities, prior to taking any of the foregoing actions, the Trust’s property trustee will obtain an opinion of counsel to the effect that:

•	the Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action; and

•	the action would not cause the Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

Any required approval of holders of a Trust’s senior guaranteed securities may be given at a meeting of holders of its senior guaranteed securities convened for that purpose or pursuant to written consent. Notice of all meetings of holders of a Trust’s senior guaranteed securities, stating the time, place and purpose of the meeting, shall be given by the relevant property trustee to each such holder at such holder’s address as it appears in the securities register as of the record date for such meeting. Such notice shall be sent at least 15 days and not more than 90 days before the meeting. At any such meeting, any business properly before the meeting may be so considered whether or not stated in the notice of the meeting.

No vote or consent of the holders of a Trust’s senior guaranteed securities will be required for the Trust to redeem and cancel its senior guaranteed securities in accordance with its amended and restated trust declaration.

Notwithstanding that holders of a Trust’s senior guaranteed securities are entitled to vote or consent under any of the circumstances described above, any of its senior guaranteed securities that are owned by us, its issuer trustees or any affiliate of us or its issuer trustees, will, for purposes of that vote or consent, be treated as if they were not outstanding.

Voting and consensual rights available to or in favor of holders or owners of senior guaranteed securities may be exercised only by a United States person that is a beneficial owner of a senior guaranteed security or by a United States person acting as irrevocable agent with discretionary powers for the beneficial owner of a senior guaranteed security that is not a United States person. Holders that are not United States persons must irrevocably appoint a United States person with discretionary powers to act as their agent with respect to such voting and consensual rights. For these purposes, “United States person” means, for U.S. federal income tax purposes, a citizen or resident of the United States, a domestic partnership, a domestic corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, and a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

Removal of Issuer Trustees

Unless an indenture event of default with respect to the notes held by a Trust has occurred and is continuing, any of that Trust’s issuer trustees may be removed by us as the Trust’s sponsor. If an indenture event of default with respect to the notes held by a Trust has occurred and is continuing, its property trustee and Delaware trustee may be removed by the holders of at least a majority in liquidation amount of the Trust’s outstanding senior guaranteed securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable amended and restated trust declaration.

Co-Trustees and Separate Property Trustee

Unless an event of default under the indenture with respect to the notes held by a Trust has occurred and is continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of a Trust may at the time be located, the property trustee of each Trust will have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers specified in the instrument of appointment, and to vest in the person or persons in this capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable amended and restated trust declaration.

Merger or Consolidation of Issuer Trustees

Any person into which a Trust’s property trustee or Delaware trustee may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, will automatically become the successor of the trustee under the Trust’s amended and restated trust declaration, provided the person is otherwise qualified and eligible.

Mergers, Consolidations or Amalgamations

A Trust may not merge, consolidate or amalgamate with or into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as described above under “— Liquidation Distribution Upon Dissolution.” A Trust may, at our request, with the consent of its administrative trustees, but without the consent of the holders of its senior guaranteed securities, Delaware trustee or property trustee, merge, consolidate or amalgamate with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, provided that:

•	the successor entity either:

•	expressly assumes all of the obligations of the Trust with respect to its senior guaranteed securities; or

•	substitutes for the senior guaranteed securities of the Trust other securities having substantially the same terms as the senior guaranteed securities (referred to as the “successor securities”) so long as the successor securities rank the same as the senior guaranteed securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity possessing the same powers and duties as the relevant property trustee as holder of the notes held by the Trust;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the senior guaranteed securities of the Trust (including any successor securities) to be downgraded by any nationally recognized statistical rating organization which assigns ratings to the senior guaranteed securities of the Trust;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the senior guaranteed securities of the Trust (including any successor securities) in any material respect;

•	the successor entity has a purpose substantially identical to that of the Trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion from counsel to the Trust to the effect that:

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the outstanding senior guaranteed securities of the Trust (including any successor securities) in any material respect; and

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, a Trust will not, except with the consent of holders of 100% in liquidation amount of its outstanding senior guaranteed securities, merge, consolidate or amalgamate with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity, or permit any other entity to consolidate, amalgamate or merge with or into or replace it, if such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes.

There are no provisions that afford holders of the senior guaranteed securities protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control of The Goldman Sachs Group, Inc., nor are there any provisions that require the repurchase of the senior guaranteed securities upon a change in control of The Goldman Sachs Group, Inc.

The indenture does not restrict The Goldman Sachs Group, Inc.’s ability to participate in a merger or other business combination or any other transaction, except to the limited extent described below under “Description of the Junior Subordinated Notes — Mergers and Similar Transactions.”

Information Concerning the Property Trustee

Other than during the occurrence and continuation of an event of default, the property trustee of each Trust undertakes to perform only such duties as are specifically set forth in the Trust’s amended and restated trust declaration. If an event of default with respect to a Trust has occurred and is continuing, its property trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated trust declarations at the request of any holder of senior guaranteed securities unless it is offered a reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred as a result. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action or construe ambiguous provisions in the amended and restated trust declaration or is unsure of the application of any provision in the amended and restated trust declaration, and the matter is not one on which holders of the senior guaranteed securities are entitled under the amended and restated trust declaration to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the senior guaranteed securities and will have no liability except for its own bad faith, negligence or willful misconduct. The property trustee of each Trust also serves as the trustee under the guarantee applicable to the Trust and the indenture governing the notes held by each Trust.

Payment and Paying Agency

Payments in respect of senior guaranteed securities will be made in accordance with the applicable policies of DTC as described under “Legal Ownership and Book-Entry Issuance.” If any senior guaranteed securities are not represented by global certificates, payments will be made by check mailed to the holder entitled to them at its address shown on the property trustee’s records as of the close of business on the relevant record date. The paying agent for each Trust will initially be the property trustee of the Trust and any co-paying agent chosen by the property trustee and reasonably acceptable to the administrative trustees of the Trust. The paying agent of a Trust will be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees and the property trustee of the Trust. In the event that the property trustee of a Trust is no longer the paying agent for the Trust, the administrative trustees of the Trust will appoint a successor (which will be a bank or trust company acceptable to the property trustee and us) to act as paying agent for the Trust.

Registrar and Transfer Agent

The property trustee of each Trust will act as registrar and transfer agent for the Trust’s senior guaranteed securities.

Registration of transfers of senior guaranteed securities will be made without charge by each Trust or its agents, but the transferor must pay any tax or other governmental charges that may be imposed in relation to the transfer, together with any indemnity that the Trust, The Goldman Sachs Group, Inc. or the transfer agent may require.

The Trusts will not be required to register or cause to be registered the transfer of the senior guaranteed securities after such senior guaranteed securities have been called for redemption.

Governing Law

The amended and restated trust declarations and the senior guaranteed securities will be governed by the laws of the State of Delaware.

Miscellaneous

The administrative trustees of each Trust are authorized and directed to conduct the affairs of each Trust and to operate such Trust so that it will not be deemed to be an “investment company” required to be registered under the Investment Company Act, or to be classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes and so that the notes held by the trust will be treated as indebtedness of The Goldman Sachs Group, Inc. for U.S. Federal income tax purposes. In this connection, the administrative trustees of each Trust are authorized to take any action, not inconsistent with applicable law or the Trust’s certificate of trust or amended and restated declaration of trust, that each administrative trustee determines in its discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect in any material respect the interests of the holders of the senior guaranteed securities of the Trust.

Holders of senior guaranteed securities have no preemptive or similar rights.

The Trusts may not borrow money or issue debt or mortgage or pledge any of their assets.

Book-Entry Issuance Only

The senior guaranteed securities are issued only in book-entry form — i.e., as global securities registered in the name of The Depository Trust Company (“DTC”), New York, New York, or its

nominee. Any sale of the senior guaranteed securities will settle in immediately available funds through DTC. You will not be permitted to withdraw the senior guaranteed securities from DTC except in the limited situations described under “Legal Ownership and Book-Entry Issuance — What is a Global Security? — Special Situations When a Global Security Will Be Terminated” in this prospectus.

Investors may hold interests in a global security through organizations that participate, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. See “Legal Ownership and Book-Entry Issuance” in this prospectus for additional information about indirect ownership of interests in the senior guaranteed securities.

Guarantees

Each guarantee is for the benefit of the holders from time to time of the senior guaranteed securities of the relevant Trust. The Bank of New York Mellon will act as indenture trustee (referred to below as the “guarantee trustee”) under each guarantee for the purposes of compliance with the Trust Indenture Act, and each guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the senior guaranteed securities of the relevant Trust.

Pursuant to the guarantees, The Goldman Sachs Group, Inc. will fully and unconditionally guarantee, on a senior basis, the payment of (i) any accumulated and unpaid distributions on the senior guaranteed securities, (ii) the redemption price required to be paid on the senior guaranteed securities, (iii) upon termination, winding-up or liquidation of the relevant Trust, the liquidation amount of the senior guaranteed securities plus accumulated and unpaid distributions on the senior guaranteed securities to the date of payment and (iv) amounts due upon acceleration of the senior guaranteed securities.

Our obligation to make a guarantee payment may be satisfied only by direct payment of the required amounts by us to the holders of the senior guaranteed securities or by causing the relevant Trust to pay these amounts to the holders.

Each guarantee will be an irrevocable and unconditional guarantee of the relevant Trust’s obligations under its senior guaranteed securities, but will create a guarantee only of payment and not of collection. See “— Status of the Guarantees” below.

Pursuant to each guarantee, we will waive, to the extent permitted by law, any suretyship defenses and any defenses based on lack of authority or the validity or enforceability of the senior guaranteed securities or the applicable guarantee agreement. In addition, with respect to any amount that remains due and owing under any of the senior guaranteed securities, we will waive, to the extent permitted by law, any setoff, counterclaim, recoupment or defense which may be available to the Trust that issued those senior guaranteed securities. We will not, though, waive any claim or defense we may have with regard to whether and the extent to which an amount was due and owing under those senior guaranteed securities.

Under the guarantees, we will be subrogated to all rights, if any, of the holders of senior guaranteed securities against the relevant Trust in respect of any amounts we pay to those holders pursuant to the guarantee, provided that we will not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which we may acquire by way of subrogation until all accumulated and unpaid distributions on, and the redemption price or liquidation amount of, the senior guaranteed securities shall have been previously paid in full.

Each guarantee constitutes an unsecured obligation of ours ranking pari passu with our unsecured and unsubordinated obligations. See “— Status of the Guarantees” below. As a holding company, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of its creditors, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, our obligations under each guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. The guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including debt ranking pari passu with the guarantees, whether under any existing debt indenture or any other indenture that we may enter into in the future or otherwise.

Status of the Guarantees

Each guarantee constitutes an unsecured obligation of The Goldman Sachs Group, Inc. ranking pari passu with its unsubordinated and unsecured obligations.

Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each guarantee will be held for the benefit of the holders of the senior guaranteed securities of the relevant Trust. A guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the relevant Trust. The guarantees do not place a limitation on the amount of additional senior debt that we may incur. We expect from time to time to incur additional indebtedness constituting senior debt.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the material rights of holders of a Trust’s senior guaranteed securities (in which case no vote of the holders will be required), each guarantee may not be amended without the prior approval of the holders of a majority of the outstanding senior guaranteed securities of the Trust. The manner of obtaining any such approval will be as described above under “Description of the Senior Guaranteed Securities — Voting Rights; Amendment of the Amended and Restated Trust Declarations.” All guarantees and agreements contained in each guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the senior guaranteed securities of the relevant Trust then outstanding. We may not assign our obligations under the guarantees except in connection with a consolidation, merger or amalgamation, or sale of all or substantially all our assets, involving us that is permitted under the terms of the indenture. Upon any permitted assignment of our obligations under a guarantee, we will be relieved of and fully discharged from all obligations under that guarantee, whether the obligations arose before or after the assignment.

Events of Default

An event of default under a guarantee will occur upon our failure to perform any of our payment obligations under the guarantee or to perform any non-payment obligations if this non-payment default remains uncured for 30 days after receipt of notice of such non-payment default. The holders of a majority of the senior guaranteed securities of the relevant Trust then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of a guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under a guarantee.

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the relevant guarantee, undertakes to perform only those duties specifically set forth in such guarantee and, after default with respect to such guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantees at the request of any holder of any senior guaranteed securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result.

Termination of the Guarantees

A guarantee will terminate and be of no further force and effect upon full payment of the redemption price of all senior guaranteed securities of the relevant Trust or full payment of the amounts payable in accordance with the Trust’s amended and restated trust declaration upon its liquidation.

A guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the senior guaranteed securities of the relevant Trust must restore payment of any sums paid under its senior guaranteed securities or the guarantee in connection with a bankruptcy, insolvency, or similar proceeding involving that Trust.

Governing Law

The guarantees will be governed by and construed in accordance with the laws of the State of New York.

Junior Subordinated Notes

The notes have been issued as unsecured debt under the Subordinated Debt Indenture, dated as of February 20, 2004, as amended and supplemented by the Second Supplemental Indenture and the Third Supplemental Indenture, each dated as of May 15, 2007, and the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, each dated as of February 6, 2012, each between us and The Bank of New York Mellon, as trustee. We refer to this indenture (as supplemented and amended, including by these supplemental indentures and as it may be further modified from time to time) as the “indenture” and The Bank of New York Mellon, as trustee under the indenture, as the “note trustee.”

The note trustee has two main roles:

•	First, the note trustee can enforce the rights of holders of notes against us if we default. There are some limitations on the extent to which the note trustee acts on behalf of holders of the notes, which we describe below under “— Default, Remedies and Waiver of Default.”

•	Second, the note trustee performs administrative duties for us, such as sending interest payments and notices with respect to the notes.

See “— Our Relationship with the Note Trustee” below for more information about the note trustee.

The notes have interest rate, distribution, and redemption terms that correspond to the terms of the senior guaranteed securities. The notes will mature on March 9, 2017 in the case of Murray Trust and September 1, 2016 in the case of Vesey Trust, at which time the senior guaranteed securities will be mandatorily redeemed. The notes are the sole assets of the relevant Trust.

The notes will be issued only in certificated form and the notes held by each Trust will be registered only in the name of the Trust (or the property trustee on its behalf), which will be the sole registered owner and holder of those notes for all purposes of the indenture.

The indenture does not contain provisions that would afford holders of the notes protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders, and the indenture does not restrict The Goldman Sachs Group, Inc.’s ability to participate in a merger or other business combination or any other transaction, except to the limited extent described under “ — Mergers and Similar Transactions” below.

The indenture does not include restrictions on liens that apply to our senior debt. For example, the indenture does not restrict our ability to put liens on our interests in our subsidiaries, nor does the indenture restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including Goldman, Sachs & Co. We may issue many distinct subordinated debt securities or series of subordinated debt securities under the indenture. The provisions of the indenture allow us not only to issue subordinated debt securities with terms different from those of the notes or other subordinated debt securities previously issued under the indenture, but also to “reopen” previously issued subordinated debt securities, including the notes, and issue additional subordinated debt securities as the same series, with the same CUSIP number, stated maturity, interest payment dates, if any, and other terms, except for the date of issuance and issue price.

The indenture does not limit the aggregate amount of subordinated debt securities that we may issue or the number of series or the aggregate amount of any particular series of subordinated debt securities. We may issue subordinated debt securities and other securities at any time without your consent and without notifying you.

The indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the indenture or the notes.

Interest Rate and Maturity

The notes will bear interest: (i) at a rate of 4.647% per annum of their outstanding principal amount and shall be payable semi-annually in arrears on each June 1 and December 1, and (ii) in the case of Vesey Trust, at a rate of 4.404% per annum of their outstanding principal amount and shall be payable semi-annually in arrears on each March 1 and September 1.

Interest payments that are being deferred past their scheduled payment date as described below will themselves accrue additional interest (to the extent legally permitted) at the annual rate of 4.647% in the case of Murray Trust, and 4.404% in the case of Vesey Trust, compounded semi-annually. Interest payments that are deferred past their scheduled payment date will have a different record date than interest paid on the day such interest was scheduled to be paid. See “— Option to Defer Interest Payments” below. When we refer to any payment of interest, interest includes such additional interest. Each date on which interest is due and payable (but for any deferral) is called an “interest payment date.”

The note trustee will compute the amount of interest payable for any partial period on the basis of a 360-day year consisting of twelve 30-day months.

If interest is payable on a date that is not a business day, then The Goldman Sachs Group, Inc. will pay the interest payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay.

The interest payment provisions for the notes, other than the provisions permitting us to defer interest on the notes, correspond to the distribution provisions for the senior guaranteed securities.

The record date for each interest payment on the notes will be the calendar day immediately preceding the date of such interest payment. Interest payments that are being deferred past their scheduled payment date as described below will themselves accrue additional interest (to the extent legally permitted) at the rate of interest applicable to the notes and will be compounded at the end of each interest period. Interest payments that are deferred past their scheduled payment date will have a different record date than interest paid on the day such interest was scheduled to be paid. See “— Option to Defer Interest Payments” below. When we refer to any payment of interest, interest includes such additional interest. Each date on which interest is due and payable (but for any deferral) is called an “interest payment date.”

The notes do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity of the notes. The notes are not subject to full defeasance or covenant defeasance.

Option To Defer Interest Payments

We have the right to defer the payment of interest on the notes, at any time or from time to time, for up to 10 consecutive interest payment periods in the case of Murray Trust, and any number of consecutive interest payment periods in the case of Vesey Trust, each of which is referred to as an “extension period.” An extension period may not extend beyond seven years or the maturity of the notes. At the end of an extension period, we must pay all interest then accrued and unpaid on the notes, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law.

As described above under “Description of the Guarantees,” we will fully and unconditionally guarantee, on a senior basis, the payment of distributions on and the redemption price of the senior guaranteed securities when due. Accordingly, if a Trust was unable to make a scheduled distribution to the holders of its senior guaranteed securities because we deferred payment of interest on the notes held by the Trust, The Goldman Sachs Group, Inc.’s senior guarantee would obligate it to make the distribution to the holders. If at the time of any payment under a guarantee of the senior guaranteed securities of a Trust we have paid all amounts that are due and unpaid thereunder, we will be subrogated to the rights of the holders of the Trust’s senior guaranteed securities and may set off our subrogation claim against our obligation to pay the interest that was deferred.

Notwithstanding the foregoing, if (i) an indenture event of default has occurred and is continuing, (ii) we have given notice of our election to defer interest payments on any of the notes but the related extension period has not yet commenced, (iii) we have not paid in full interest scheduled to have been paid on the most recent interest payment date, or (iv) any amount of deferred interest remains unpaid, then we shall not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	permit any of our subsidiaries over which we have voting control to purchase or acquire or make any other payment or distribution on or with respect to any shares of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest in all respects to the notes;

•	permit any of our subsidiaries over which we have voting control to purchase or acquire or make any other payment on or with respect to any of our debt securities that rank on a parity in all respects with or junior in interest in all respects to the notes, which are referred to as “parity securities”; or

•	make any guarantee payments with respect to any guarantee by us that ranks junior in interest to the notes;

in each case, other than:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with (i) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, (ii) the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the applicable extension period, (iii) a dividend reinvestment or stockholder stock purchase plan, or (iv) the issuance of our capital stock (or securities convertible into or exercisable for our capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period;

•	as a result of any exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of ours) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights in accordance with any stockholders’ rights plan;

•	any payment of current or deferred interest on parity securities that is made pro rata to the amounts due on such parity securities (including the notes), and any payments of principal of or deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such stock; or

•	any purchase or other acquisition of shares of our capital stock or debt securities (and any related guarantees) or payment with respect to shares of our capital stock or debt securities (and any related guarantees) if made in connection with (a) the initial distribution of shares of our capital stock or debt securities (and any related guarantees) or (b) market-making or other secondary market activities).

Modification of the Indenture

As long as notes are held by or on behalf of a Trust, no modification or amendment of any provision in the indenture may be made that adversely affects the holders of its senior guaranteed securities in any material respect, and no termination of the indenture may occur, and no waiver of any indenture event of default or compliance with any covenant under the indenture will be effective without the prior consent of a majority in liquidation amount of that Trust’s senior guaranteed securities. If the consent of the holder of each outstanding note of that series is required for such modification or waiver, no such modification or waiver shall be effective without the prior consent of each holder of senior guaranteed securities of the Trust holding those notes.

The following modifications and amendments to the indenture require the consent of each holder of outstanding notes of a series (and thus require the consent of each holder of senior guaranteed securities of a Trust holding such notes):

•	a change in the stated maturity date of any payment of principal or interest, or a reduction in the principal amount thereof or the rate of interest thereon;

•	a reduction in or change in the manner of calculating payments due on the notes;

•	a change in the circumstances in which redemption of the notes will be permitted;

•	a change in the place of payment or currency in which any payment on the notes is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the notes;

•	a reduction in the percentage of outstanding notes of a series required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture;

•	a reduction in the requirements contained in the indenture for quorum or voting; and

•	a modification of any of the foregoing requirements contained in the indenture.

We and the note trustee may, without the consent of any holder of notes of a series (and thus without the consent of any holder of senior guaranteed securities of a Trust holding such notes), amend or modify the indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by such successor of our covenants contained in the indenture and the notes;

•	adding covenants from us for the benefit of the holders of the notes or surrendering any of our rights or powers under the indenture;

•	adding any additional events of default for the notes;

•	evidencing and providing for the acceptance of appointment under the indenture by a successor trustee with respect to the notes;

•	curing any ambiguity, correcting or supplementing any provision in the indenture that may be defective or inconsistent with any other provision therein or making any other provision with respect to matters or questions arising under the indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the notes in any material respect or if the notes are beneficially owned by a Trust and for so long as any of the senior guaranteed securities of the Trust shall remain outstanding the holders of those senior guaranteed securities;

•	adding to, changing or eliminating any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action shall not adversely affect the interest of the holders of the notes in any material respect; or

•	conforming the terms of the indenture and the notes to the description of the notes described elsewhere in this prospectus or the applicable prospectus supplement, in the manner provided in the indenture.

Any other change to the indenture and notes of a series would require the approval of the holders of a majority in principal amount of the notes of that series (and thus a majority in liquidation amount of the senior guaranteed securities of the Trust holding the notes of that series). The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture.

We may not amend the indenture to alter the subordination of the notes without the written consent of each holder of senior debt then outstanding who would be adversely affected. In addition, we may not modify the subordination provisions of the indenture in a manner that would adversely affect the notes of a series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of the notes of that series then outstanding.

Subordination

Pursuant to the indenture, the notes are subordinate and junior in right of payment, to the extent and in the manner stated in the indenture, to all of our senior debt, as defined in the indenture and as described below.

The indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of the notes in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in either case, the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or in the event that any judicial proceeding is pending with respect to a payment default or event of default described in this bullet point.

If the note trustee or a Trust receives any payment or distribution that is prohibited under the subordination provisions, then the note trustee or the Trust will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the notes, we will be in default on our obligations with respect to notes if we do not make payment on them when due. This means that the note trustee and the Trust holding such notes can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The indenture allows the holders of senior debt to obtain a court order requiring us and any holder of the notes to comply with the subordination provisions.

Definition of Senior Debt

As used in this section, the term “senior debt” means all indebtedness and obligations of, or guaranteed or assumed by, The Goldman Sachs Group, Inc. for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business, which rank equally in right of payment and upon liquidation with the notes, unless in any such case, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate, or not superior, in right of payment to the notes.

The definition of senior debt that applies with respect to the notes may be different from the definition that applies to other subordinated debt securities issued under the indenture or with respect to any other subordinated indebtedness that we have incurred or may incur in the future.

Because of the definition of senior debt, the notes will be subordinated in right of payment to virtually all our obligations to our creditors, including most of those that may be subordinated to other obligations, except for trade accounts payable and accrued liabilities arising in the ordinary course of business, and any comparable series of junior subordinated notes that we may offer in the future.

The terms of the notes and the terms of the guarantee will not limit our ability to incur any additional indebtedness, including senior debt. In addition, because we are a holding company, the notes will effectively rank junior to all existing and future debt and other liabilities of The Goldman Sachs Group, Inc.’s subsidiaries.

Default, Remedies and Waiver of Default

Holders of the notes of each series will have special rights if an event of default with respect to that series of notes occurs and is continuing, as described in this subsection.

When we refer to an event of default with respect to a series of notes, we mean any of the following:

•	we do not pay the interest on any note of that series, in full for a period of 30 days after the conclusion of any extension period;

•	the termination of the Trust holding that series of notes without redeeming the senior guaranteed securities of that Trust; or

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us occur.

Remedies If an Event of Default Occurs

All the remedies available upon the occurrence of an event of default under the indenture will be subject to the restrictions on the notes described above under “— Subordination.”

If an event of default has occurred with respect to a series of notes and has not been cured or waived, the note trustee or the holders of not less than 25% in principal amount of that series of notes then outstanding may declare the entire principal amount of that series of notes to be due immediately. If the event of default occurs because of events of bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc., the entire principal amount of the notes will be automatically accelerated, without any action by the note trustee or any holder. Each of the situations described above is called an acceleration of the stated maturity of the notes.

If an event of default occurs, the note trustee will have special duties. In that situation, the note trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the note trustee is not required to take any action under the indenture at the request of any holders of the notes unless the holders offer the note trustee reasonable protection from expenses and liability. This is called an indemnity. If the note trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of a series of notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the note trustee with respect to the applicable series of notes. These majority holders may also direct the note trustee in performing any other action under the indenture with respect to that series of notes.

Before a holder of notes bypasses the note trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to any notes, all of the following must occur:

•	The holder of the note must give the note trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived;

•	The holders of not less than 25% in principal amount of the applicable series of notes then outstanding must make a written request that the note trustee take action because of the default, and they or other holders must offer to the note trustee indemnity reasonably satisfactory to the note trustee against the cost and other liabilities of taking that action;

•	The note trustee must not have taken action for 60 days after the above steps have been taken; and

•	During those 60 days, the holders of a majority in principal amount of the applicable series of notes then outstanding must not have given the note trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of that series of notes then outstanding.

Waiver of Default

The holders of not less than a majority in principal amount of any series of notes may waive a default for all the notes of that series. If that happens, the default will be treated as if it had not occurred. No one can waive a payment default on a note, however, without the approval of the particular holder of that note.

We Will Give the Note Trustee Information About Defaults Annually

We will furnish to the note trustee every year a written statement of two of our officers certifying that, to their knowledge, we are in compliance with the indenture and the notes issued under it, or else specifying any default under the indenture.

Enforcement of Certain Rights by Holders of Senior Guaranteed Securities

If an event of default with respect to a series of notes has occurred and is continuing and the event is attributable to our failure to pay interest or principal on the notes of that series on the date the interest or principal is due and payable (and after a 30-day grace period for interest defaults), a holder of the senior guaranteed securities of the Trust holding those notes may institute a legal proceeding directly against us for enforcement of payment to that holder of the principal of or interest on notes having a principal amount equal to the aggregate liquidation amount of the senior guaranteed securities of the applicable Trust held by that holder (a “direct action”). We may not amend the indenture to remove this right to bring a direct action with respect to a series of notes without the prior written consent of the holders of all of the outstanding senior guaranteed securities of the Trust holding that series of notes. We will have the right under the indenture to set-off any payment made to a holder of the senior guaranteed securities by us in connection with a direct action.

The holders of at least 25% in aggregate liquidation amount of the senior guaranteed securities of a Trust may, by giving notice in writing to us and the note trustee, accelerate the notes held by the Trust upon the occurrence and during the continuance of an indenture event of default with respect to those notes (other than an event of default arising from our filing for bankruptcy or the occurrence of other events of bankruptcy, insolvency or reorganization relating to us), if the holders of those notes or the note trustee have not done so. See “— Events of Default” above for a description of the events of default under the indenture.

The holders of a majority in liquidation amount of all outstanding senior guaranteed securities of a Trust may, on behalf of all holders of its senior guaranteed securities, waive any past default under the indenture with respect to the notes held by that Trust, except any default in the payment of principal, premium or interest with respect to those notes or a non-payment default with respect to a provision of that indenture that cannot be modified without the consent of the holder of each of those notes affected.

The holders of the senior guaranteed securities will not be able to exercise directly any remedies or take any action available to the holders of the notes other than those set forth in the three preceding paragraphs.

Redemption

We may redeem the notes:

•	in the case of Murray Trust, (i) prior to June 1, 2016, in whole but not in part, upon the occurrence of an investment company event or tax event, and (ii) on or after June 1, 2016, in whole or in part at any time; and

•	in the case of Vesey Trust, prior to September 1, 2016, in whole but not in part, upon the occurrence of an investment company event or tax event,

in each case for an amount equal to the greater of 100% of the principal amount thereof and the applicable make-whole amount (as described under “— The Senior Guaranteed Securities — Optional Redemption”), plus accrued and unpaid distributions to the date of redemption.

A “tax event” means the receipt by us of an opinion of counsel experienced in such matters to the effect that, as a result of any tax change, there is more than an insubstantial increase in risk that any of the following will occur:

•	the Trust holding the series of notes is, or will be, subject to U.S. federal income tax on income received or accrued on the notes;

•	interest payable by us on the series of notes is not, or will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

•	the Trust holding the series of notes is, or will be, subject to more than an insignificant amount of other taxes, duties or other governmental charges.

As used above, the term “tax change” means any of the following:

•	an amendment to or change (including any announced prospective change) in the laws or regulations of the United States or of any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the relevant Trust’s senior guaranteed securities;

•	a proposed change in those laws or regulations that is announced after the initial issuance of the relevant Trust’s senior guaranteed securities;

•	an official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying such laws or regulations that is announced after the initial issuance of the relevant Trust’s senior guaranteed securities; or

•	a threatened challenge asserted in connection with an audit of the relevant Trust or any similar statutory trust sponsored by us or our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the series of notes or the relevant Trust’s senior guaranteed securities.

An “investment company event” means the receipt by us of an opinion of counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the relevant Trust is or will be considered an “investment company” that is required to be registered under the Investment Company, and this change becomes effective or would become effective on or after the date of the initial issuance of the Trust’s senior guaranteed securities.

We must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date. We will give the notice in the manner described below under “— Notices.”

In the event of a tax event, we will pay any and all taxes, duties, assessments or governmental charges that may be owed by the relevant Trust to the United States or any other taxing authority.

Mergers and Similar Transactions

We are generally permitted to merge or consolidate with another corporation or other entity. We are also permitted to sell our assets substantially as an entirety to another corporation or other entity. With regard to the notes, however, we may not take any of these actions unless several conditions are met, including:

•	If the successor entity in the transaction is not The Goldman Sachs Group, Inc., the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the notes and the indenture. The successor entity may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

•	Immediately after the transaction, no default under the notes has occurred and is continuing. For this purpose, “default under the Notes” means an event of default with respect to the notes or any event that would be an event of default with respect to the notes if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters above under “— Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the notes, we will not need to obtain the approval of the holders of any series of the notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of The Goldman Sachs Group, Inc. but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Notices

Notices to be given to holders of the notes will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Our Relationship with the Note Trustee

The Bank of New York Mellon has provided commercial banking and other services for us and our affiliates in the past and may do so in the future. Among other things, The Bank of New York Mellon provides us with a line of credit, holds debt securities issued by us and serves as trustee or agent with regard to other debt obligations and warrants of The Goldman Sachs Group, Inc. or its subsidiaries.

The Bank of New York Mellon is serving as the note trustee for each series of the notes. Consequently, if an actual or potential event of default occurs with respect to any series of the notes, the note trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, the note trustee may be required to resign under the indenture, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

Under the indenture, we are required to file with the note trustee any information, documents and other reports, or summaries thereof, as may be required under the Trust Indenture Act, at the times and in the manner provided under the Trust Indenture Act. However, in case of documents filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, any such filing with the note trustee need not be made until 15th day after such filing is actually made with the SEC.

Governing Law

The indenture is, and the notes will be, governed by New York law.

USE OF PROCEEDS

We will not receive any proceeds from market-making transactions conducted by our affiliates.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who Is the Legal Owner of a Registered Security?

Each senior guaranteed security in registered form is represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have senior guaranteed securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the “holders” of those senior guaranteed securities. These persons are the legal holders of the senior guaranteed securities. We refer to those who, indirectly through others, own beneficial interests in senior guaranteed securities that are not registered in their own names as indirect owners of those senior guaranteed securities. As we discuss below, indirect owners are not legal holders, and investors in senior guaranteed securities issued in book-entry form or in street name are indirect owners.

Book-Entry Owners

Each senior guaranteed security is issued in book-entry form only. This means senior guaranteed securities is represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the senior guaranteed securities on behalf of themselves or their customers.

For senior guaranteed securities issued in global form, the relevant Trust recognizes only the depositary as the holder of the senior guaranteed securities and the Trust makes all payments on the senior guaranteed securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the senior guaranteed securities.

As a result, investors do not own senior guaranteed securities directly. Instead, they own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the senior guaranteed securities are issued in global form, investors are indirect owners, and not holders, of the securities.

Street Name Owners

In the future a Trust may terminate a global security and issue senior guaranteed securities in non-global form. In that case, investors may choose to hold their senior guaranteed securities in their own names or in street name. Senior guaranteed securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those senior guaranteed securities through an account he or she maintains at that institution.

For senior guaranteed securities held in street name, the relevant Trust will recognize only the intermediary banks, brokers and other financial institutions in whose names the senior guaranteed securities are registered as the holders of those senior guaranteed securities and the Trust will make all payments on those senior guaranteed securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold senior guaranteed securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, the obligations of the Trusts, as well as the obligations of the trustee under the indenture and any other third parties employed by us or the trustee, run only to the holders of the senior guaranteed securities. Neither we nor the Trusts have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a senior guaranteed security or has no choice because the relevant Trust is issuing the senior guaranteed securities only in global form.

For example, once a Trust makes a payment or gives a notice to the holder, the Issuer Trust has no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if the Trust wants to obtain the approval of the holders for any purpose — e.g., to amend the amended and restated trust declaration or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — the Trust would seek the approval only from the holders, and not the indirect owners, of the senior guaranteed securities. Whether and how the holders contact the indirect owners is up to the holders.

Special Considerations for Indirect Owners

If you hold senior guaranteed securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you senior guaranteed securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the senior guaranteed securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the senior guaranteed securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

Each senior guaranteed security is issued in book-entry form only. Each senior guaranteed security issued in book-entry form is represented by a global security that the relevant Trust deposits with and registers in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that the Issuer Trust selects for any senior guaranteed security for this purpose is called the “depositary” for that senior guaranteed security. The initial depositary is The Depository Trust Company, New York, New York, which is known as “DTC.”

Investors may also hold beneficial interests in a global security through Euroclear Bank SA/NV, which is known as “Euroclear” or Clearstream Banking, société anonyme, which is known as “Clearstream,” as DTC participants.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” If termination occurs, the relevant Trust may issue the senior guaranteed securities through another book-entry clearing system or the senior guaranteed securities may no longer be held through any book-entry clearing system.

The depositary, or its nominee, is the sole registered owner and holder of all senior guaranteed securities represented by a global security, and investors are permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose senior guaranteed security is represented by a global security is not a holder of the senior guaranteed security, but only an indirect owner of an interest in the global security.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security are governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. The Trusts do not recognize this type of investor or any intermediary as a holder of senior guaranteed securities and instead deal only with the depositary that holds the global security.

Because the senior guaranteed securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the senior guaranteed securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the senior guaranteed securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the senior guaranteed securities and protection of his or her legal rights relating to the senior guaranteed securities, as we describe above under “— Who Is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the senior guaranteed securities to some insurance companies and other institutions that are required by law to own securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the senior guaranteed securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the Trusts and the trustees have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the Trusts and the trustees also do not supervise the depositary in any way;

•	The depositary requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the global securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, requires those who purchase and sell interests in that global security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. The Trusts do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the senior guaranteed securities it represented. After that exchange, the choice of whether to hold the senior guaranteed securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Security?”.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us and the Trust that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the depositary that we wish to terminate that global security and we do not appoint another institution to act as depositary within 60 days; or

•	if an event of default has occurred with regard to the Notes under the indenture and has not been cured or waived.

DTC’s current rules provide that it would notify its participants of a request by us or the Trust to terminate a global security, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

If a global security is terminated, only the depositary, and not we, the Trust or the trustees is responsible for deciding the names of the institutions in whose names the senior guaranteed securities represented by the global security will be registered and, therefore, who will be the holders of those senior guaranteed securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, Euroclear and Clearstream may hold interests in a global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in

Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the senior guaranteed securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those clearing systems could change their rules and procedures at any time. Neither we nor the Trust have control over those systems or their participants, and neither we nor the Trust take responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors are able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any senior guaranteed securities held through those clearing systems only on days when those systems are open for business. Those clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the senior guaranteed securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of owning the senior guaranteed securities. It applies to a holder of senior guaranteed securities only if such holder holds the senior guaranteed securities as capital assets for tax purposes. This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns senior guaranteed securities as a hedge or that are hedged against interest rate risks,

•	a person that purchases or sells the senior guaranteed securities as part of a wash-sale for tax purposes;

•	a person that owns senior guaranteed securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Treatment of the Senior Guaranteed Securities

We intend to treat the senior guaranteed securities for U.S. federal income tax purposes, in respect of Murray Trust, as a continuation of the notes that were originally issued on May 15, 2007 by us as described in the Goldman Sachs Capital II Prospectus Supplement dated May 8, 2007 to the Prospectus dated December 5, 2006, pursuant to which Goldman Sachs Capital II issued its 5.793% Fixed-to-Floating Rate APEX on May 15, 2007, and in respect of Vesey Trust, as a continuation of the notes that were originally issued on May 15, 2007 by us as described in the Goldman Sachs Capital III Prospectus Supplement dated May 8, 2007 to the Prospectus dated December 5, 2006, pursuant to which Goldman Sachs Capital III issued its Floating Rate APEX on May 15, 2007 (each, the “APEX Prospectus”). In each case, the notes were (and thus the senior guaranteed securities will be) treated as “variable rate debt instruments” that were issued with no more than a de minimis amount of original issue discount (“OID”). The rest of this section assumes that such treatment will apply to the senior guaranteed securities. By purchasing the senior guaranteed securities you have agreed to treat the senior guaranteed securities as set forth above. However, there are no U.S. Treasury Regulations, rulings or other authorities that address the U.S. federal income tax treatment of instruments that are substantially similar to the senior guaranteed securities, and therefore the U.S. federal income tax treatment of the senior guaranteed securities under the OID rules is unclear. See “— Possible Alternative Characterizations and Treatments” below.

Possible Alternative Characterizations and Treatments

As mentioned above, there are no U.S. Treasury Regulations, rulings or other authorities that address the U.S. federal income tax treatment of instruments that are substantially similar to the notes when issued in connection with the Normal APEX (as defined in the APEX Prospectus), and therefore the U.S. federal income tax treatment of the senior guaranteed securities under the OID rules is unclear and other alternative characterizations and treatments are possible. For example, it is possible that the senior guaranteed securities could be treated as “contingent payment debt instruments.” A holder should consult its tax advisor concerning alternative characterizations and treatments of the senior guaranteed securities under the OID rules.

It is also possible that a holder of a senior guaranteed security could be treated as owning an undivided interest in the assets of the Trust. However, the Trust will not be an association or publicly traded partnership taxable as a corporation, and the notes will constitute the sole assets of the Trust. There should therefore be no material differences to the tax treatment of a holder under such alternative treatment and the tax treatment of a holder as described above.

If a partnership holds the senior guaranteed securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the senior guaranteed securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the senior guaranteed securities.

Each holder should consult a tax advisor concerning the consequences of owning the senior guaranteed securities, in such holder’s particular circumstances, under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. A holder of senior guaranteed securities is a United States holder if such holder is a beneficial owner of a senior guaranteed security and is:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a holder is not a United States holder, this subsection does not apply to such holder and such holder should refer to “— United States Alien Holders” below.

Payments of Interest

Subject to the discussion below under “— Senior Guaranteed Securities Purchased at a Premium,” a United States holder of a senior guaranteed security will be taxed on interest on such United States holder’s senior guaranteed security as ordinary income at the time the United States holder receives the interest or when it accrues, depending on the United States holder’s method of accounting for tax purposes. As discussed above, the senior guaranteed securities could conceivably be treated as “contingent payment debt instruments.” In such a case, cash-basis holders would include interest in income as it accrues.

Purchase, Sale and Retirement of the Senior Guaranteed Trust Securities

A United States holder’s tax basis in the United States holder’s senior guaranteed security generally will be its cost. Such United States holder will generally recognize capital gain or loss on the sale or retirement of the senior guaranteed security equal to the difference between the amounts the United States holder realized on the sale or retirement, excluding any amounts attributable to unpaid interest that accrued while such holder held the senior guaranteed security (which will be taxed as described above in “— Payments of Interest”), and the United States holder’s tax basis in the senior guaranteed security. Capital gain of a non-corporate United States holder is subject to special tax rates.

Market Discount

A United States holder of senior guaranteed securities will be treated as purchasing the senior guaranteed securities at a market discount if the difference between the liquidation amount of the senior guaranteed securities, and the price the United States holder paid for the senior guaranteed securities is equal to or greater than 0.25 percent of the liquidation amount of the senior guaranteed securities, multiplied by the number of complete years to the corresponding notes’ maturity.

If the liquidation amount of the United States holder’s senior guaranteed securities exceeds the price the United States holder paid for the senior guaranteed securities by less than 0.25 percent multiplied by the number of complete years to the corresponding notes’ maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to the United States holder.

A United States holder must treat any gain the United States holder recognizes on the retirement or disposition of the senior guaranteed security as ordinary income to the extent of the accrued market discount on the senior guaranteed security. Alternatively, the United States holder may elect to include market discount in income currently over the life of the senior guaranteed security. If the United States holder makes this election, it will apply to all debt instruments with market discount that the United States holder acquires on or after the first day of the first taxable year to which the election applies. A United States holder may not revoke this election without the consent of the Internal Revenue Service (“IRS”). If the United States holder does not make this election, the United States holder will generally be required to defer deductions for interest on borrowings allocable to the United States holder’s senior guaranteed security in an amount not exceeding the accrued market discount on the senior guaranteed security until the retirement or disposition of the senior guaranteed security.

The market discount would accrue on a straight-line basis unless an election is made to accrue market discount using a constant-yield method. If a United States holder makes this election, it will apply only to the debt security with respect to which it is made and a United States holder may not revoke it. A United States holder will, however, not include accrued market discount in income unless the United States holder elects to do so as described above.

Senior Guaranteed Securities Purchased at a Premium

If the price at which the United States holder purchases the senior guaranteed securities exceeds the liquidation amount of the senior guaranteed securities, a United States holder may elect to treat such excess (less the portion thereof attributable to accrued but unpaid interest) as “amortizable bond premium.” If the United States holder makes this election, such United States holder will reduce the amount required to be included in income each year with respect to interest on the senior guaranteed security by the amount of amortizable bond premium allocable to that year, based on the senior guaranteed security’s yield to maturity. If a United States holder makes an election to amortize bond premium, such election will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that such United States holder holds at the beginning of the first taxable year to which the election applies or that the United States holder thereafter acquires, and such United States holder may not revoke the election without the consent of the IRS. Generally, a United

States holder that purchases the senior guaranteed securities at a premium and does not make this election will not be permitted to reduce the interest income on the senior guaranteed securities by the amount of the amortizable bond premium and may have a capital loss at maturity of the senior guaranteed securities. The ability to deduct capital losses is subject to significant limitations.

Medicare Tax

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of the senior guaranteed securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult a tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the senior guaranteed securities.

United States Alien Holders

This subsection describes the U.S. federal income tax consequences to a United States alien holder. A holder of the senior guaranteed securities is a United States alien holder if the holder is the beneficial owner of a senior guaranteed security and is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a senior guaranteed security.

This subsection does not apply to a United States holder.

U.S. Federal Withholding Tax

Under U.S. federal income and estate tax law, and subject to the discussion of backup withholding below, if a holder of the senior guaranteed securities is a United States alien holder:

•	we and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of principal and interest to such holder if, in the case of payments of interest or market discount:

1.	such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2.	such holder is not a controlled foreign corporation that is related to us through stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that such holder is a United States person and:

i.

such holder has furnished to the U.S. payor an IRS Form W-8BEN or W-BEN-E or an acceptable substitute form upon which such holder certifies, under penalties of perjury, that such holder is (or, in the case of a United States alien holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) a non-United States person,

ii.	such holder has furnished to the U.S. payor an IRS Form W-8ECI or an acceptable substitute form upon which such holder certifies, under penalties of perjury, that such payments are effectively connected with such holder’s trade or business in the United States,

iii.	in the case of payments made outside the United States to a holder at an offshore account (generally, an account maintained by the holder at a bank or other financial institution at any location outside the United States), such holder has furnished to the U.S. payor documentation that establishes such holder’s identity and such holder’s status as the beneficial owner of the payment for U.S. federal income tax purposes and as a non-United States person,

iv.	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

a.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

b.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

c.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch, as applicable, has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the senior guaranteed trust securities in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

v.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

a.	certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or W-BEN-E or an acceptable substitute form has been received from such holder by it or by a similar financial institution between it and such holder, and

b.	to which is attached a copy of the IRS Form W-8BEN or W-BEN-E or acceptable substitute form, or

vi.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the senior guaranteed securities in accordance with U.S. Treasury regulations; and

•	no deduction for any U.S. federal withholding tax will be made from any gain that such holder realizes on the sale or exchange of such holder’s senior guaranteed security.

If a United States alien holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies. If a tax treaty applies, a United States alien holder may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction in the 30% withholding tax, the United States alien holder must provide a properly executed IRS Form W-8BEN or W-BEN-E or an acceptable substitute form claiming a reduction of or an exemption from withholding tax under an applicable tax treaty.

U.S. Federal Income Tax

A United States alien holder that is engaged in a trade or business in the U.S. (and, if a tax treaty applies, maintains a permanent establishment within the U.S.) and receives interest on a senior guaranteed security that is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment) will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as a United States holder. In addition, in certain circumstances, a United States alien holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

A United States alien holder of a senior guaranteed security will not be subject to U.S. federal income tax on any gain realized on the sale or exchange of the senior guaranteed security, unless:

•	such gain is effectively connected with the conduct of the United States alien holder’s trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by the United States alien holder); or

•	the United States alien holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

U.S. Federal Estate Tax

A senior guaranteed security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for U.S. federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death; and

•	the income on the senior guaranteed security would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

United States Holders

In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of principal, any premium and interest on your senior guaranteed security. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your senior guaranteed security before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to the United States holder will be allowed as a credit against such United States holder’s U.S. federal income tax liability and may entitle the United States holder to a refund, provided that the United States holder furnishes the required information to the IRS.

United States Alien Holders

In general, if you are a United States alien holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your senior guaranteed securities on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of senior guaranteed securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of senior guaranteed securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of senior guaranteed securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of senior guaranteed securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “United States persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of senior guaranteed securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States alien holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In general, if the senior guaranteed securities are not held through a qualified intermediary, the amount of interest, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE SENIOR GUARANTEED SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated in this prospectus by reference (and in any of our annual reports for a subsequent fiscal year that are so incorporated). See “Available Information” above for information about how to obtain a copy of this annual report.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

The Goldman Sachs

Group, Inc.

Senior Guaranteed Securities

of

Murray Street Investment Trust I

Vesey Street Investment Trust I

fully and unconditionally

guaranteed by

The Goldman Sachs

Group, Inc.

Goldman, Sachs & Co.